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                                                                     EXHIBIT 5.1

                       LOWE, FELL & SKOGG, LLC
                       370 Seventeenth Street, Suite 4900
                       Denver, Colorado  80202
                       Phone: 720-359-8200
                       Fax:   720-359-8201



January 11, 2006


Stellar Technologies, Inc.
7935 Airport Pulling Road
Suite 201
Naples, FL 34109


Dear Sirs:

         We have acted as special Colorado corporation law counsel to Stellar Technologies, Inc. (the "Company"). Reference is hereby made to that certain registration statement of the Company on Form SB-2, SEC File No. 333-126453 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to the prospectus included therein (the "Prospectus"). The Registration Statement relates to the offer and sale of up to 8,262,906 shares (the "2005 Shares") of common stock, $.001 par value per share ("Common Stock"), of the Company which may be offered and sold from time to time by the selling stockholders identified in the Registration Statement. Pursuant to Rule 429 under the Securities Act, the Prospectus relates to the offer and sale of up to an additional 4,942,748 shares of Common Stock of the Company (together with the 2005 Shares, the "Shares") which were included in a registration statement previously filed by the Company and declared effective by the Securities and Exchange Commission (Registration No. 333-116327) and which may be offered and sold from time to time by the selling stockholders identified in the Registration Statement. The 13,205,884 Shares included in the Prospectus consist of 5,784,133 outstanding shares of Common Stock (the "Outstanding Shares"), 4,020,000 shares of Common Stock issuable upon conversion of a Convertible Promissory Note (the "Note Shares"), and 3,401,751 shares of Common Stock issuable upon exercise of Warrants (the "Warrant Shares", and together with the Note Shares, the "Conversion Shares").

         As special Colorado corporation law counsel to the Company, we have examined and relied upon originals or copies, authenticated or certified to our satisfaction, of all such corporate records of the Company, including the resolutions of the Company's board of directors and other records relating to the authorization, registration, sale, and issuance of the Shares, the Convertible Promissory Note and Warrants, communications or certifications of public officials, certificates of officers, directors and representatives of the Company, and such other documents as we have deemed relevant and necessary as the basis of the opinions expressed herein. In making such examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based upon the foregoing, we are of the opinion that: (i) the Outstanding Shares described in the Prospectus are validly issued, fully paid and non-assessable; and (ii) the Conversion Shares to be issued by the Company as described in the Prospectus, when issued in accordance with the terms and conditions of the Convertible Promissory Note or the Warrants, as applicable, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and any amendment thereto.

                                                     Very truly yours,


                                                     /s/Lowe, Fell & Skogg, LLC
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